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                                                                    EXHIBIT 99.3

             VERTICALNET APPOINTS MICHAEL HAGAN TO PRESIDENT AND CEO

HORSHAM, Penn.--(BUSINESS WIRE)--Jan. 8, 2001--VerticalNet, Inc. (Nasdaq: VERT), the Internet's leading e-commerce enabler, today announced that Michael Hagan, co-founder and Chief Operating Officer, has been appointed to the position of President and Chief Executive Officer, effective immediately. Hagan will replace Joseph Galli, who has resigned to accept the position of President and Chief Executive Officer at Newell Rubbermaid Inc.

Hagan created the original concept of VerticalNet and founded the Company in 1995 with Mike McNulty. As COO, Hagan had direct operational responsibility over VerticalNet Solutions and the NECX business unit. Hagan also directed VerticalNet's acquisition strategy, including the purchase of Tradeum, (now the VerticalNet Solutions business unit) a leading provider of e-commerce software. Most recently, Hagan led efforts to sell NECX to Converge, Inc., and enter into a strategic alliance with the high-tech consortia as the largest shareholder and software/technology partner.

VerticalNet Chairman Mark Walsh, who has worked closely with Hagan since joining the Company in 1997, said: "We're all excited about Mike's style of leadership and his new role. Mike is respected as a true industry visionary who balances strategic insight with proven capabilities in team-building and business growth. Moreover, Mike has expertly steered the helm as VerticalNet executed on a number of key strategic acquisitions, expanded into 58 vertical marketplaces, and established long-standing and lucrative relationships with the high-tech world's leading players. He has positioned us strongly in the increasingly complex and competitive Internet B2B sector."

Walsh continued, "As CEO, Mike's solid industry relationships will help to grow the company's ability to service the needs of our customers, suppliers and partners. And, his in-depth knowledge of the B2B sector will enable us to continue to capitalize on our two high-growth market sectors: e-commerce software and industry-specific marketplaces providing e-commerce, content and enablement services."

Commenting on his new role, Hagan noted: "I have enjoyed watching the company I co-founded grow to become an industry leader. This year brings several unprecedented opportunities for VerticalNet, and as CEO, I eagerly anticipate contributing to its future growth, path to profitability, and expansion of services to the global marketplace."

Hagan also outlined three areas of focus for the Company moving forward:

VerticalNet Markets: Work with newly appointed President Pat Hume to provide additional value to the buyers and suppliers within VerticalNet's 58 industry-specific online marketplaces by continuing to extend the products and services which enable on-line commerce.

VerticalNet Solutions: In guiding the business unit that delivers the leading direct procurement applications to industry alliances and global 2000 enterprises, Hagan will work with the VerticalNet Solutions team to continue this division's impressive growth trajectory by creating significant value for customers through the delivery of leading edge applications.

Converge: As a member of the Converge Board of Directors and as the leading partner advocate for Converge within VerticalNet, Hagan will focus on ensuring that VerticalNet fully supports Converge's development into the leading electronics exchange.

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According to Walsh, Galli made several key contributions during his tenure at
VerticalNet. "True to form, Joe did a great job identifying key opportunities, making the big-picture organizational changes necessary to address them, and continuing to identify the kind of top-notch management that we expect to lead this company to our most exciting -- and profitable -- growth period yet." He continued: "Joe has much to be proud of for the time that he was here, and we wish him well at Newell Rubbermaid."

"VerticalNet remains the same incredible growth opportunity it was when I joined earlier this year, if not more so," said Galli. "VerticalNet remains a leader in its class, possesses vastly untapped technological expertise and market potential, and has an all-star management team that will lead the company to profitability and beyond." He continued, "What excites me most about working for Newell Rubbermaid is the opportunity to return to my roots in the durable goods industry, and to apply the skills I've learned in the New Economy to an area that I know and love best."

About VerticalNet, Inc.

VerticalNet, Inc. (Nasdaq: VERT) (www.verticalnet.com), the Internet's leading business-to-business e-commerce enabler, provides end-to-end e-commerce solutions that are targeted at distinct business segments through its strategic business units -- VerticalNet Markets and VerticalNet Solutions. VerticalNet Markets provides value to buyers and suppliers by offering trade relevant content, marketplaces, and enablement services through its 58 industry-specific VerticalNet(R) Marketplaces. VerticalNet Solutions delivers the most comprehensive digital marketplace solutions available to industry alliances, global 2000 enterprises, Net market makers, and VerticalNet Markets. VerticalNet International leverages the Company's strategic business units to create global Internet B2B marketplaces, offering products and services internationally and partnering with companies that have strong local presence and domain expertise.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements that are preceded by, followed by or include the words "believes," "plans," "intends," "expects," "anticipates," "will," "should" or similar expressions. For such statements, VerticalNet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include potential difficulties in providing customers with products and services that meet their needs and potential technology issues relating to the implementation of the VerticalNet Solutions' suite and services, as well as those factors set forth in VerticalNet's Annual Report on Form 10-K for the year ended December 31, 1999 and VerticalNet's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, each of which has been filed with the SEC. VerticalNet undertakes no responsibility to publicly update or revise any of the forward-looking statements that may be in this release.

--30--db/ny*

CONTACT: VerticalNet, Inc.
Nyssa Tussing, 215.315.3710
ntussing@verticalnet.com
or
Fitzgerald Communications for VerticalNet, Inc.
Joe Vukson, 617.588.2258
jvukson@fitzgerald.com